Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282218

PROSPECTUS SUPPLEMENT NO. 4
(to Prospectus dated September 27, 2024)

3,384,616 Ordinary Shares

This Prospectus Supplement No. 4 updates, amends, and supplements the prospectus dated September 27, 2024 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333- 282218). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the GAAP financial statements as of, and for the three and twelve month periods ended on, December 31, 2024 (the “Q4 2024 financial statements”) included in the press release attached as Exhibit 99.1 to our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on March 6, 2025 Accordingly, we have included the Q4 2024 financial statements in this prospectus supplement.

This prospectus supplement is also being filed to update, amend, and supplement the information in the Prospectus, with respect to the change in the composition of our board of directors, included in our Report of Foreign Private Issuer on Form 6-K furnished to the Securities and Exchange Commission on March 6, 2025.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

As of the date of this Prospectus, our ordinary shares are listed and trade on the Nasdaq Capital Market under the symbol “EVGN”. The last reported sale price of our ordinary shares on March 5, 2025, was $1.41 per share.

Investing in our ordinary shares is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of the Prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares, as well as the risks described under the heading “Item 3 Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2023, which we filed with the Securities and Exchange Commission on March 28, 2024, and in other documents incorporated by reference into the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 6, 2025

UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 OF
THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

 Commission File Number 001-36187

EVOGENE LTD.
  (Translation of Registrant’s Name into English)

13 Gad Feinstein Street, Park Rehovot, Rehovot
7638517, Israel
  (Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

CONTENTS

On March 6, 2025, Evogene Ltd. (“Evogene”) announced its financial results for the fourth quarter and fiscal year ended December 31, 2024.  A Copy of the press release announcing those results is furnished as Exhibit 99.1 to this Report of Foreign Private Issuer on Form 6-K (this “Form 6-K”) and is incorporated herein by reference.

Evogene is holding a conference call on March 6, 2025 to discuss its quarterly results for the quarter ended December 31, 2024 and, in connection with that call, will make available to its investors a slide presentation to provide additional information regarding its business and its financial results. That slide presentation is attached as Exhibit 99.2 to this Form 6-K and is incorporated herein by reference.

The GAAP financial statements tables contained in the press release attached to this Form 6-K are incorporated by reference in the registration statements on Form F-3 (Securities and Exchange Commission (“SEC”) File Nos. 333-253300 and 333-277565), and Form S-8 (SEC File Nos. 333-259215, 333-193788, 333-201443 and 333-203856) of Evogene, and will be a part thereof from the date on which this Form 6-K is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 6, 2025	EVOGENE LTD. (Registrant) By: /s/ Yaron Eldad —————————————— Yaron Eldad Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release: Evogene Reports Fourth Quarter and Full Year 2024 Financial Results.
99.2	Slide presentation for conference call of Evogene held on March 6, 2025, discussing Evogene’s quarterly financial results for the fourth quarter of 2024.

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

U.S. dollars in thousands

	December 31,	December 31,
	2024	2023
CURRENT ASSETS:
Cash and cash equivalents	$15,301	$20,772
Short-term bank deposits	10	10,291
Trade receivables	1,091	357
Other receivables and prepaid expenses	2,064	2,973
Deferred expenses related to issuance of warrants	3,039	-
Inventories	1,819	76
	23,324	34,469
LONG-TERM ASSETS:
Long-term deposits and other receivables	12	28
Investment accounted for using the equity method	82	-
Right-of-use-assets	2,447	980
Property, plant and equipment, net	1,804	2,455
Intangible assets, net	12,195	13,169
	16,540	16,632

	$39,864	$51,101
CURRENT LIABILITIES:
Trade payables	$1,228	$1,785
Employees and payroll accruals	1,869	2,537
Lease liability	589	853
Liabilities in respect of government grants	323	388
Deferred revenues and other advances	360	362
Warrants and pre-funded warrants liability	2,876	-
Convertible SAFE	10,371	-
Other payables	1,079	1,019
	18,695	6,944
LONG-TERM LIABILITIES:
Lease liability	1,914	285
Liabilities in respect of government grants	4,327	4,426
Deferred revenues and other advances	90	393
Convertible SAFE	-	10,368
	6,331	15,472
SHAREHOLDERS' EQUITY:
Ordinary shares of NIS 0.2 par value: Authorized – 15,000,000 ordinary shares; Issued and outstanding – 6,795,589 shares on December 31, 2024 and 5,079,313 (*) shares on December 31, 2023	363	286
Share premium and other capital reserve	272,257	269,353
Accumulated deficit	(274,071)	(257,586)

Equity attributable to equity holders of the Company	(1,451)	12,053

Non-controlling interests	16,289	16,632

Total equity	14,838	28,685

	$39,864	$51,101

(*) Shares and per shares amounts have been retroactively adjusted to reflect the reserve stock split

CONSOLIDATED STATEMENTS OF PROFIT OR LOSS

U.S. dollars in thousands (except share and per share amounts)

	Year ended December 31,		Three months ended December 31,
	2024	2023	2024	2023
Revenues	$8,511	$5,640	$1,611	$578
Cost of revenues	2,683	1,692	755	398

Gross profit	5,828	3,948	856	180

Operating expenses (income):

Research and development, net	16,648	20,777	3,401	5,545
Sales and marketing	3,425	3,611	650	1,033
General and administrative	7,441	6,068	1,372	1,230
Other expenses	524	-	-	-

Total operating expenses, net	28,038	30,456	5,423	7,808

Operating loss	(22,210)	(26,508)	(4,567)	(7,628)

Financing income	7,546	1,486	4,726	358
Financing expenses	(3,342)	(965)	(144)	(71)

Financing income (expenses), net	4,204	521	4,582	287

Share of loss of an associate	39	-	13	-

Gain (loss) before taxes on income	(18,045)	(25,987)	2	(7,341)
Taxes on income (tax benefit)	9	(33)	7	(4)

Loss	$(18,054)	$(25,954)	$(5)	$(7,337)

Attributable to:
Equity holders of the Company	(16,485)	(23,879)	427	(6,601)
Non-controlling interests	(1,569)	(2,075)	(432)	(736)

	$(18,054)	$(25,954)	$(5)	$(7,337)

Basic and diluted loss per share, attributable to equity holders of the Company (*)	$(2.89)	$(5.20)	$0.06	$(1.30)

Weighted average number of shares used in computing basic and diluted loss per share (*)	5,697,245	4,589,386	6,795,589	5,079,313

(*) Shares and per shares amounts have been retroactively adjusted to reflect the reserve stock split.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,		Three months ended December 31,
	2024	2023	2024	2023
Cash flows from operating activities:

Loss	$(18,054)	$(25,954)	$(5)	$(7,337)

Adjustments to reconcile loss to net cash used in operating activities:

Adjustments to the profit or loss items:

Depreciation and amortization	1,530	1,641	348	418
Amortization of intangible assets	974	971	245	245
Share-based compensation	1,795	1,877	317	113
Revaluation of convertible SAFE	3	254	51	77
Net financing income	(689)	(666)	(986)	(460)
Loss (gain) from sale of property, plant and equipment	524	(26)	-	-
Excess of initial fair value of pre-funded warrants over transaction proceeds	2,684	-	-	-
Amortization of deferred expenses related to issuance of warrants	471	-	334	-
Remeasurement of pre-funded warrants and warrants	(6,529)	-	(4,589)	-
Associated Company loss share	39	-	13	-
Taxes on income (tax benefit)	9	(33)	7	(4)

	811	4,018	(4,260)	389
Changes in asset and liability items:

Decrease (increase) in trade receivables	(734)	(9)	499	988
Decrease (increase) in other receivables	925	(1,445)	324	(1,025)
Decrease (increase) in inventories	(1,743)	490	(363)	37
Decrease in deferred taxes	-	94	-	94
Increase (decrease) in trade payables	(596)	742	(62)	563
Increase (decrease) in employees and payroll accruals	(668)	550	(420)	478
Increase (decrease) in other payables	62	(534)	(77)	(67)
Decrease in deferred revenues and other advances	(559)	(288)	(463)	(478)

	(3,313)	(400)	(562)	590

Cash received (paid) during the period for:

Interest received	934	905	288	472
Interest paid	(67)	(115)	(11)	(23)
Taxes paid	(11)	(31)	(11)	(16)

Net cash used in operating activities	$(19,700)	$(21,577)	$(4,561)	$(5,925)

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,		Three months ended December 31,
	2024	2023	2024	2023
Cash flows from investing activities:

Purchase of property, plant and equipment	$(626)	$(785)	$(322)	$(86)
Proceeds from sale of marketable securities	-	6,924	-	-
Purchase of marketable securities	-	(503)	-	-
Proceeds from sale of property, plant and equipment	58	26	-	-
Proceeds from short term bank deposits, net	10,190	(10,200)	9,080	(500)

Net cash provided by (used in) investing activities	9,622	(4,538)	8,758	(586)

Cash flows from financing activities:

Issuance of a subsidiary preferred shares to non-controlling interests	-	9,523	-	-
Proceeds from issuance of ordinary shares, pre-funded warrants and warrants	5,500	-	-	-
Proceeds from issuance of ordinary shares, net of issuance expenses	123	8,449	-	45
Repayment of lease liability	(901)	(836)	(206)	(212)
Proceeds from government grants	232	1,089	-	20
Repayment of government grants	(298)	(73)	-	-

Net cash provided by (used in) financing activities	4,656	18,152	(206)	(147)

Exchange rate differences - cash and cash equivalent balances	(49)	(245)	(7)	99

Decrease in cash and cash equivalents	(5,471)	(8,208)	3,984	(6,559)

Cash and cash equivalents beginning of the period	20,772	28,980	11,317	27,331

Cash and cash equivalents end of the period	$15,301	$20,772	$15,301	$20,772

Significant non-cash activities
Acquisition of property, plant and equipment	$120	$81	$120	$81
Increase of right-of-use-asset recognized with corresponding lease liability	$2,307	$194	$-	$59
Exercise of pre-funded warrants	$2,289	$-	$2,289	$-
Investment in affiliated Company with corresponding deferred revenues	$120	$-	$-	$-

UNITED STATES
  SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 OF
THE SECURITIES EXCHANGE ACT OF 1934

For the month of March 2025

 Commission File Number 001-36187

EVOGENE LTD.
  (Translation of Registrant’s Name into English)

13 Gad Feinstein Street, Park Rehovot, Rehovot
7638517, Israel
  (Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

CONTENTS

Evogene Ltd., or the Company, reports changes in the composition of its board of directors, or the Board. A copy of the press release announcing these changes is furnished as Exhibit 99.1 to this Report of Foreign Private Issuer on Form 6-K (this “Form 6-K”)

Ms. Sarit Firon has decided to step down from her role as chairperson of the Board but will continue to serve as a member of the Board. Ms. Firon will be replaced by Mr. Nir Nimrodi, who has been serving as a member of the Board since September 2022. In addition, the Company's President and CEO, Mr. Ofer Haviv, will join as a member of the Board and will remain in office until the earlier of the first annual or special general meeting of shareholders following his appointment.

The Company thanks Ms. Sarit Firon for her dedication and contribution to the Company as a chairperson over the years and looks forward to her continued support as a member of the Board.

The content of this Form 6-K (excluding Exhibit 99.1) is incorporated by reference into the registration statements on Form F-3 (File No. 333-277565) and on Form S-8 (File Nos. 333-193788, 333-201443, 333-203856 and 333-259215) of the Company, filed with the Securities and Exchange Commission, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 6, 2025	EVOGENE LTD. (Registrant) By: /s/ Yaron Eldad Yaron Eldad Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release: Evogene Announces the Appointment of Nir Nimrodi as the New Chairperson of the Board, Effective March 5, 2025